+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

Olson                      Richard                            D.
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       (Last)                      (First)                        (Middle)

       1428 11th St. SW
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                                  (Street)

        Minot                         ND                               58701
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       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol    ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year   11/01
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5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)

  Director and new President of NDHI
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TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                         Code       V  Amount     (A) or   Price     (Instr. 3 and 4) (I)         ship
                                                  (D)                                 (Instr. 4)  (Instr. 4)
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Common Stock                                                          5,380.752         D
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Common Stock                                                         23,530.35          I     by Trust(ESOP)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)






TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

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Common Stock Warrants      1.62
(Right to buy)
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TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

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1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and    Underlying Securities     of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deriv-     ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion       Title    Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                               (Instr.4)    (Instr. 4)
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Common Stock Warrants                    Common Stock  17,698                  17,698          D
(Right to buy)
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Explanation of Responses: This form is an amendment to the Form 3 filed on 9/10/01. The initial Form 3 was filed under ND Holdings filing numbers while awaiting assignment of filing numbers for the reporting person.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                /s/ Richard D. Olson                 12/04/01
                              -------------------------------   -------------
                              **Signature of Reporting Person         Date